N-SAR Exhibit: Sub-item 77I
Legg Mason Charles Street Trust, Inc.
Legg Mason BW Global Opportunities Bond Fund

In connection with the terms of the offering of Class A Shares and Class C Shares by the Legg Mason Charles Street Trust, Inc. - Legg Mason BW Global Opportunities Bond Fund, Registrant incorporates by reference Registrant's prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on post-effective Amendment No. 26 to Form N-1A, on February 26, 2010 (Accession No. 0000898432-10-000251).